EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

REGNUM CORP.

A NEVADA CORPORATION

AND

SEVENSCORE PHARMACEUTUCALS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of the 13th day of May, 2021 is made by and between Sevenscore Pharmaceuticals, LLC, a Delaware limited liability company (“SevenScore”) and Regnum Corp., a Nevada corporation (“RGMP” also known as the “Surviving Entity”).

WITNESSETH

WHEREAS, SevenScore is a limited liability company organized and existing under the laws of the State of Delaware.

WHEREAS, RGMP is a corporation organized and existing under the laws of the State of Nevada.

WHEREAS, the Board of Directors and shareholders of RGMP have deemed it advisable and in the best interests of RGMP and its shareholders that SevenScore be merged with and into RGMP, with RGMP continuing as the surviving corporation, as permitted by Chapter 92A of the Nevada Revised Statutes of the State of Nevada (the “Nevada Laws”) and the applicable laws of Nevada under and pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, the members and managers of SevenScore deem it advisable and in the best interests of SevenScore and its members that SevenScore be merged with and into RGMP and for the separate existence of SevenScore to cease as permitted by Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Laws”) and the applicable laws of Nevada under and pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), RGMP shall have an authorized capitalization consisting of Common Stock, par value $.001 per share (the “RGMP Common Stock”), and Preferred Stock, par value $.001 per share (the “RGMP Preferred Stock”); and

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), SevenScore shall have an authorized capitalization consisting of membership interests (the “SevenScore Membership Interests”); and

WHEREAS, the directors of RGMP and the members and managers of SevenScore have duly approved this Agreement and the transactions contemplated hereby by written consent.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the Delaware Laws and the Nevada Laws, the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

1. Terms and Conditions of Merger. At the Effective time (as hereinafter defined), SevenScore shall be merged with and into RGMP pursuant to the provisions of the Nevada Laws and Delaware Laws (the “Merger”), and RGMP shall be the Surviving Entity.

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2. The Closing. Immediately following the date hereof, RGMP will submit a Company Related Action Notification in accordance with Financial Industry Regulatory Authority (FINRA) Rule 6490 (the “Corporate Action Notice”). The closing for the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as practicable following confirmation from FINRA that it is satisfied with, and has no further comments to, the Corporate Action Notice, unless the parties agree in writing to another time and date. The date on which the Closing occurs is referred to herein as the “Closing Date.” On the Closing Date, the parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of Delaware pursuant to Title 6, Section 18-209 of the Delaware Laws and the Articles of Merger with the Secretary of State of the State of Nevada pursuant to Section 92A.200 of Nevada Laws (the “Effective Time”).

3. Name, Charter, Bylaws, Directors and Officers. From and after the Effective Time:

3.1 The current Articles of Incorporation of RGMP shall continue in full force and effect as the Articles of Incorporation of the Surviving Entity, except that Article 1 of the Articles of Incorporation of Parent, as the Surviving Entity, shall be amended to state that the name of the corporation is “ Sevenscore Pharmaceuticals, Inc.”

3.2 The current Bylaws of RGMP shall be the Bylaws of the Surviving Entity.

3.3 The directors and officers of RGMP at the Effective Time shall be unchanged and remain the directors and officers from and after the Effective Time until the expiration of their current terms and until their successors are elected and qualify, or prior resignation, removal or death, subject to the Certificate of Incorporation and Bylaws of the Surviving Entity.

4. Succession. At the Effective Time, RGMP shall succeed SevenScore in the manner and as more fully set forth in the Nevada Laws and Delaware Laws and specifically as follows:

4.1 The separate existence of SevenScore shall cease, and the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, liabilities and duties of SevenScore;

4.2 All and singular rights, privileges, powers and franchises of SevenScore and all property, real, personal and mixed, and all debts due to SevenScore on whatever account, as well as for share and note subscriptions and all other things in action or belonging to SevenScore shall be vested in the Surviving Entity;

4.3 All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of SevenScore, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or the State of Nevada, or of any of the other states of the United States, in SevenScore shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of SevenScore shall be preserved unimpaired;

4.4 All debts, liabilities and duties of SevenScore shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

4.5 All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of SevenScore, its member, managers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Entity and shall be as effective and binding thereon as the same were with respect to SevenScore; and

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5. Further Assurances. From time to time, when and as required by RGMP or its successors and assign, there shall be executed and delivered on behalf of SevenScore such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of SevenScore such further and other action, as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise in RGMP, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SevenScore, and otherwise to carry out the purposes of this Agreement, and the officers and the directors of RGMP are fully authorized by and on behalf of SevenScore to take any and all such action to execute and deliver any and all such deeds and other instruments.

6. Stock and Stock Certificates.

6.1 As of immediately prior to the Effective Time, the number of issued and outstanding SevenScore Membership Interests is 26,128,168, representing 22,950,000 units owned by Phoenixus AG, a company organized under the laws of Switzerland (“PAG”) and 3,178,168 units owned by certain other SevenScore investors (the “Sevenscore Investors”).

6.2 As of immediately prior to the Effective Time, the number of shares of RGMP Common Stock issued and outstanding is 22,950,000, representing 22,700,000 shares owned by PAG, and 250,000 shares owned by certain other RGMP investors (the “RGMP Investors”).

6.3 The Board of Directors of RGMP has authorized the issuance of 25,878,168 new shares of RGMP Common Stock, par value $0.001 per share, which units will be issued to the holders of SevenScore Membership Interests in connection with the Exchange (as defined below).

6.4 At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof.

6.4.1 Each share of RGMP Common Stock issued and outstanding and owned by PAG as of immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

6.4.2 Each SevenScore Membership Interest outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and exchangeable for a fraction of a fully paid and nonassessable share of RGMP Common Stock equal to one multiplied by a fraction obtained by dividing (A) 25,878,168 by (B) 26,128,168 (the “Exchange”), resulting in (i) 22,730,409 shares of RGMP Common Stock being owned by PAG; (ii) 3,147,759 shares of RGMP Common Stock being owned by the Sevenscore Investors; and (iii) 250,000 shares of RGMP Common Stock being owned by the RGMP Investors.

6.5 As of the Effective Time, any outstanding shares of RGMP Common Stock which shares are held by SevenScore shall be redeemed by the Surviving Entity for the sum of one dollar ($1.00) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares of RGMP Common Stock. None of such redeemed shares shall be retained by the Surviving Entity as treasury shares.

6.6 All of the options and warrants to acquire, or instruments convertible into, SevenScore Membership Interests held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, share for share, into options and warrants, or convertible instruments, respectively, of the Surviving Entity.

6.7 From and after the Effective Time, any outstanding certificates which immediately prior to the Effective Time represented SevenScore Membership Interests shall be deemed for all purposes to evidence ownership of, and to represent, shares of RGMP Common Stock into which such shares have been converted as herein provided. The registered owner on the books and records of SevenScore of any such outstanding SevenScore Membership Interests shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the RGMP Common Stock evidenced by such outstanding certificates as provided.

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7. Amendment and Termination. Subject to applicable law, this Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time. Subject to applicable law, this Agreement may be terminated by the Board of Directors of RGMP or the managers of SevenScore at any time prior to the Effective Time.

8. Miscellaneous. For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Agreement to be executed by the Chief Executive Officer as of the day and year first above written.

[Signatures on the next page]

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SURVIVING COMPANY: REGNUM CORP.

By:	/s/ Anne Kirby
Name:	Anne Kirby
Title:	CEO

SEVENSCORE: SEVENSCORE PHARMACEUTICALS, LLC

By:	/s/ Anne Kirby
Name:	Anne Kirby
Title:	CEO

[Signature page to Merger Agreement]

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